Schedule A

RULE 10F-3 TRANSACTIONS REPORT
April 1, 2004 through September 30, 2004
Affiliated Underwriter: Banc of America Securities, LLC

	Type of
	Security*	Date			Principal/				% of
	(1), (2),	Offering	Purchase		Shares		Price Paid	% of	Fund
Issuer	(3), (4)	Commenced	Date	Selling Broker**	Purchased	Price/Par	By Fund	Issue	Assets
Nations Master Investment Trust
Nations High Yield Bond Master Portfolio
Warner Music Group 7.375% 04/15/14	3	04/01/04	04/01/04	Deutsche Bank	14,850	$100.000	$14,850	0.32%	0.02%
Ono Finance Plc 10.5% 05/15/14	3	05/07/04	05/07/04	Morgan Stanley	9,905,000	$119.094	$11,796,301	2.83%	1.07%
Language Line, Inc. 11.125% 06/15/12	3	06/03/04	06/03/04	Merrill Lynch	4,745,000	$97.432	$4,623,148	2.88%	0.43%
US Unwired Inc, 10.0% 06/15/12	3	06/10/04	06/10/04	Lehman Brothers Inc.	2,600,000	$99.326	$2,582,476	1.11%	0.23%
Pride International 7.375% 7/15/14	3	06/22/04	06/22/04	CitiGroup Financial	2,485,000	$99.474	$2,471,929	0.50%	0.23%
Loews Cineplex Entertainment 9.00 08/01/14	3	07/22/04	07/22/04	Credit Suisse First Boston	2,080,000	$100.00	$2,080,000	0.66%	0.18%
Vanguard Health HLD II 9.00 10/1/14	3	09/17/04	09/17/04	CitiGroup Financial	3,510,000	$100.00	$3,510,000	0.61%	0.31%

Nations Intermediate Bond Master Portfolio
HAROT 2004-1 A4 3.06% 10/21/09	1	04/15/04	04/15/04	JPMorgan Chase	6,444,000	$99.976	$6,442,426	0.42%	0.88%
BMWOT 2004-A A4 3.32% 2/25/09	1	05/04/04	05/04/04	JPM/Chase CMO, ABS	5,811,000	$99.980	$5,809,814	0.39%	0.81%
John Deere Capital Corp. 3.625% 5/25/07	1	05/25/04	05/25/04	JPMorgan Chase	2,074,000	$99.736	$2,068,525	1.04%	0.30%
Caterpillar Financial Serv 4.5% 6/15/09	1	06/15/04	06/15/04	CitiGroup Financial	582,000	$99.740	$580,487	0.09%	0.08%

Nations Small Company Master Portfolio
Blackboard, Inc.	1	06/18/04	06/17/04	Credit Suisse First Boston	59,300	$14.000	$830,200	1.08%	0.12%

Nations SmallCap Value Fund
Apollo Investment Corporation	1	04/05/04	04/05/04	JPMorgan Chase	125,400	$15.000	$1,881,000	0.20%	1.16%
				William Blair and Piper
Gander Mountain Company	1	04/21/04	04/21/04	Jaffray	2,900	$16.000	$46,400	0.05%	0.03%

High Yield Bond Portfolio — Core Fund
Superior Essex Comm 9.0% 04/15/12	3	04/08/04	04/08/04	JPMorgan Chase	2,456,000	$97.240	$2,388,214	0.93%	1.43%
Tenet Healthcare Corp. 9.875% 07/01/14	3	06/15/04	06/15/04	CitiGroup Financial	836,000	$97.674	$816,555	0.08%	0.38%
Freescale Semiconductor Inc. 4.38% 07/15/09	3	07/16/04	07/16/04	Goldman Sachs	2,600,000	$100.00	$2,600,000	0.65%	2.28%

* The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

** The Selling Broker is not affiliated with the Affiliated Underwriter.

The amount of securities of any class purchased by a Fund aggregated with purchases by any other investment company advised by the Adviser, and any purchases by another account with respect to which the Adviser has investment discretion if the Adviser exercised such investment discretion with respect to the purchase, shall not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).